Exhibit 99.1
[Company Logo]
NEWS RELEASE

For Media, contact:
Debra A. Beck
General Manager, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-790-6177
Media Hotline: 1-888-233-3583
E-Mail: dbeck@alleghenyenergy.com

For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com
FOR IMMEDIATE RELEASE Allegheny Energy Announces Executive Leadership Change

          Hagerstown, Md., May 22, 2003 - Allegheny Energy, Inc. (NYSE: AYE) announced today that Bruce E. Walenczyk, Senior Vice President and Chief Financial Officer, will retire June 1 under the Company's Early Retirement Option program. Regis F. Binder, Vice President and Treasurer, has been named Interim Chief Financial Officer.

          "We commend Bruce for his efforts in assisting Allegheny in achieving our new and restructured credit facilities that we announced in February," said Jay S. Pifer, Allegheny Energy's Interim President and Chief Executive Officer. "We appreciate his many contributions that helped to establish the foundation for our Company's continued financial recovery. We wish Bruce the best during his retirement."

Mr. Pifer added that Mr. Binder, a 29-year veteran of Allegheny Energy, will assume the duties of Interim Chief Financial Officer upon Mr. Walenczyk's retirement.

          With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business offering fiber-optic and data services. More information about the Company is available at www.alleghenyenergy.com.

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